DGSE COMPANIES, INC. ANNOUNCES CHANGE IN NYSE:Amex
SYMBOL TO DGSE EFFECTIVE AUGUST 17, 2009

DALLAS, Texas  ( August 10 , 2009 ) – DGSE Companies, Inc. (NYSE Amex: “DGC”), which wholesales, retails and auctions fine watches, jewelry, diamonds and precious metal and rare coin products via traditional and Internet channels, today announced today that it has changed the ticker symbol of its shares on the NYSE:Amex from "DGC" to "DGSE," effective at the start of trading on Monday, August 17. In so doing, DGSE becomes one of the first companies to act on the Securities and Exchange Commission's ruling expanding NYSE ticker symbols beyond the traditional three letters. The new symbol reinforces the company's 20 plus year brand identity and aligns the company’s visibility more closely with  both its internet and bricks and mortar presence.

DGSE Companies, Inc. wholesales, retails and auctions jewelry, diamonds, fine watches, and precious metal bullion and rare coin products to domestic and international customers through its Dallas Gold and Silver Exchange, Charleston Gold and Diamond Exchange, Superior Galleries and Superior Gold and Diamond Exchange subsidiaries as well as through the Internet. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country.  In addition to its retail facilities in Dallas and Euless, Texas, Charleston, South Carolina and Woodland Hills, California, the Company operates live Internet auctions which can be accessed at www.dgse.com and through Superior Galleries' website at www.sgbh.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE web site at www.USBullionExchange.com. Wholesale customers can access our full vintage watch inventory through the restricted site at www.FairchildWatches.com. DGSE also purchases precious metals, rare coins, watches, diamonds and jewelry through www.Americangoldandsilverexchange.com and over 900 supporting websites. Through www.SuperiorPreciousMetals.com, we provide precious metals and rare coin investing and trading opportunities all across the United States.

The Company is headquartered in Dallas, Texas and its common stock trades on NYSE Amex Exchange under the symbol “DGC”.

This press release includes statements which may constitute 'forward-looking" statements, usually containing the words "believe", "estimate", 'project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. In addition to the results presented in accordance with Generally Accepted Accounting Principles throughout this press release, DGSE has presented non-GAAP financial measures such as EBITDA. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors because they are an integral part of the Company's internal evaluation of operating performance. In addition, they are measures that DGSE uses to evaluate management's effectiveness. DGSE’s non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.